Exhibit 21.1

List of Significant Subsidiaries of Celanese Corporation

Name of Company	Jurisdiction
AT Manufacturing Partnership	Canada
Acetex Chimie S.A.	France
BCP Crystal US Holdings Corp.	Delaware
Celanese Acetate LLC	Delaware
Celanese AG	Germany
Celanese Americas Corporation	Delaware
Celanese Canada, Inc.	Canada
Celanese Chemicals Europe GmbH	Germany
Celanese Emulsions GmbH	Germany
Celanese Europe Holding GmbH & Co. KG	Germany
Celanese Holding GmbH	Germany
Celanese Ltd.	Texas
Celanese Pte. Ltd.	Singapore
Celanese Singapore Pte. Ltd.	Singapore
Celwood Insurance Limited	Vermont
CNA Holdings, Inc.	Delaware
Elwood Insurance Limited	Bermuda
Grupo Celanese SA	Mexico
HNA Acquisitions, Inc.	Delaware
Nutrinova Nutrition Specialties & Food Ingredients GmbH	Germany
Ticona GmbH	Germany
Ticona Polymers, Inc.	Delaware